The Lincoln National Life Insurance Company
Right to Purchase Benefits with Death Benefit Proceeds Rider
(Benefit Transfer Rider)
If this Benefit Transfer Rider ("BTR" or "Rider") is In Force on the Insured's date of death, the Beneficiary(ies) of this Contract may use any Death Benefit Proceeds payable to them from this Contract to purchase, without Evidence of Insurability, an amount of paid-up death benefit and paid-up long-term care benefit (collectively, "Rider Benefit") under the Beneficiary's own Eligible Policy as defined below.
Rider Benefit may also be purchased under this BTR, if the Insured under this Contract is a Beneficiary of an Eligible Policy as defined in this BTR.
This BTR is a part of the Contract to which it is attached (the “Policy” or the "Contract"). This BTR takes effect on the Effective Date. Except as provided below, this BTR is subject to the terms and conditions of the Contract.
30 Day Right to Examine This Rider You may return this BTR for any reason to any insurance agent of the Company, or to us at the Administrator Mailing Address shown on the cover of your Contract within 30 days after its receipt. If returned, this BTR will be considered void from the Policy Date and we will refund to you the premium paid, if any, for benefits purchased under this BTR within 30 days of the return.
If you have purchased benefits under this BTR, we agree to provide the benefits described in this BTR for Qualified Long-Term Care Services received by the Insured in accordance with all the terms and conditions of this BTR and the Long-Term Care Benefit Feature(s) of Your Policy. The Rider Death Benefit, if any, will be included in the calculation of Death Benefit Proceeds under this Contract, as described in this BTR's "Death Benefit" provision.
This BTR modifies certain terms in your Policy. READ YOUR POLICY, INCLUDING ALL RIDERS, ENDORSEMENTS AND AMENDMENTS, CAREFULLY AND IN THEIR ENTIRETY.
TAXATION This Rider is intended to be a qualified long-term care insurance policy under Section 7702B(b) of the Internal Revenue Code, as amended.
NOTICE TO OWNER This Rider may not cover all of the costs associated with long-term care incurred by the Insured during the period of coverage. The Owner is advised to carefully review all Policy and Rider limitations. THIS RIDER IS NOT A MEDICARE SUPPLEMENT PRODUCT.
Renewability This BTR is non-cancelable. We cannot change any of the terms of this BTR on our own and cannot change the rates used to calculate the Rider LTC Benefit amounts shown in the Table of Guaranteed Purchase Values in the Policy Specifications. This BTR will remain In Force for as long as this Contract and all Long-Term Care Benefit Feature(s) of Your Policy remain In Force, subject to the “Termination of Rider” provision.

Definitions
Effective Date The Effective Date of this BTR is the Policy Date.
Eligible Policy Any policy that includes this BTR or any other rider issued by the Company that provides for purchasing, and allows the use of that policy's Death Benefit Proceeds to purchase, Rider Benefit or similar benefit, irrespective of any differences in how those benefits and/or such rider may be named. The policy and rider must both be In Force to be considered an Eligible Policy.
Long-Term Care Benefit Feature Any Contract provision which provides for benefits available to be paid prior to the death of the Insured, and which benefits are identified within the Contract as Long-Term Care benefits under the restrictions of section 7702(B) of the IRS code, as amended.
Purchase Date The date we approve a Beneficiary's Election to use Death Benefit Proceeds to purchase Rider Benefit or similar benefit under an Eligible Policy.
Rider Death Benefit The amount of paid-up death benefit, if any, purchased under this BTR. Any Rider Death Benefit purchased under this BTR will be added to this Policy's Death Benefit Proceeds as described in the "Death Benefit " provision in the "Effect of Rider on Policy" section.
Rider Debt The total amount of any outstanding loans against this BTR, including loan interest accrued but not yet charged.
Rider LTC Benefit The amount of paid-up long-term care benefit, if any, purchased under this BTR.

Rider LTC Benefit Limit The current amount of Rider LTC Benefit, if any, available under this BTR. The Rider LTC Benefit Limit equals the total amount of Rider LTC Benefit purchased under this BTR, minus the total amount of Rider LTC Benefit paid under this BTR, adjusted as described in the "Inflation Provision".

Eligibility to Purchase Rider Benefit
All of the following conditions must be met to purchase Rider Benefit under this BTR:
a.
the Insured under this Contract must be the Beneficiary of an Eligible Policy, and must make the Election to purchase Rider Benefit under this BTR at the time they make their Election of settlement option under such Eligible Policy.
b.
the Insured under this Contract must be no less than Attained Age 50 and no more than Attained Age 120 on the Purchase Date.
c.
the Total LTC Benefit Pool of this Contract must be greater than zero on the Purchase Date.
d.
the Insured under this Contract must be living on the Purchase Date.

Purchase Payment Provisions
Paid-Up Rider Benefit If the conditions of the "Eligibility to Purchase Rider Benefit" provision are met, the Insured under this Contract may designate all or a portion of any Death Benefit Proceeds payable to them as Beneficiary of an Eligible Policy to be used as a single premium to purchase Rider Benefit under this BTR with no Evidence of Insurability.
The amount of Rider Death Benefit and Rider LTC Benefit purchased with every $1,000 of Death Benefit Proceeds is shown in the Table of Guaranteed Purchase Values in the Policy Specifications, and will not change.
Minimum and Maximum Purchase Payment Amounts The amount of Death Benefit Proceeds that can be used to purchase Rider Benefit under this BTR may not be less than the Minimum Purchase Payment Amount shown in the Policy Specifications or more than the amount of Death Benefit Proceeds payable to the Beneficiary who is the Insured under this Contract. This maximum amount does not include any interest on Death Benefit Proceeds that may be payable.
Total BTR purchases may not exceed the Lifetime Purchase Payment Limit shown on your Policy Specifications.
If the Insured under this Contract is the Beneficiary on multiple Eligible Policies, there is no limit on the number of times Rider Benefit may be purchased under this BTR, as long as all of the terms and conditions of this BTR are met.

Surrender Value Provisions
Rider Surrender Value The Rider Surrender Value is equal to (1) multiplied by (2), where:
(1)
is the Rider Surrender Value Factor shown in the Table of Rider Surrender Value Factors in the Policy Specifications; and
(2)
is the Rider Death Benefit, if any, divided by 1,000.
Full Surrender of Policy and Rider If this Contract, including this BTR, are fully surrendered, the Surrender Value payable will equal the amount calculated under the Contract's surrender provisions plus the Rider Surrender Value, if any, on the date of surrender, less any Rider Debt.
Surrender of Rider Only Upon Request, you may surrender this BTR and keep this Policy In Force. The amount payable upon surrender of this BTR will equal the Rider Surrender Value on the date of surrender, less any Rider Debt. Once you have surrendered this BTR, it cannot be reinstated.
Basis of Values Rider Surrender Values are based on the mortality assumption shown in the Policy Specifications. The values of this BTR are not less than the minimum required by law. A detailed statement of the method used to determine Rider values has been filed with the Interstate Insurance Product Regulation Commission.

Loan Provisions
Rider Loans If this BTR has Rider Surrender Value available, we will grant a loan against this BTR provided:
a.
a loan agreement is properly executed; and
b.
you make a satisfactory assignment of this Contract to us. The Rider Surrender Value of this BTR serves as the sole security for the loan.
The Minimum Rider Loan Amount is shown in the Policy Specifications. We reserve the right to modify this amount in the future.
Rider Loan Amount Available The loan value under this BTR at any time is equal to:
a.
the then current Rider Surrender Value;
b.
minus any existing loan against this BTR; and
c.
minus accrued interest on any existing loan against this BTR.
Rider Loan Interest Rate Charged Interest charged on loans against this BTR will be at an annual rate as shown in the Policy Specifications, payable in arrears. Interest charged on a loan accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed to by you and us. If you do not pay the interest when it is due, we will add the amount of interest to the loan.
Rider Loan Repayments Rider Debt may be repaid at any time while the Contract and this BTR are In Force. Any loan repayment must be equal to or greater than the lesser of (a) the Minimum Rider Loan Repayment Amount shown in the Policy Specifications; or (b) the amount of the outstanding Rider Debt.
Any Rider LTC Benefit paid under this BTR will be first used to repay a portion of any outstanding Rider Debt under this BTR, as described in the "Reduction of Rider LTC Benefit Payments Due to Debt" provision.

Rider LTC Benefit Provisions
Rider LTC Benefit Subject to the terms and conditions of this BTR and the Contract, we will pay an amount not to exceed the Maximum Monthly Benefit no less frequently than once each month until the Rider LTC Benefit Limit equals zero.
While the terms and conditions of this BTR and the Contract are met, Rider LTC Benefit will be paid from the Rider LTC Benefit Limit for as long as the Rider LTC Benefit Limit is greater than zero and this BTR remains In Force. This does not apply to Rider LTC Benefit, if any, received under the "Rider LTC Benefit After Lapse" or "Rider LTC Nonforfeiture Benefit" provisions.

Inflation Provision If the Long-Term Care Benefits described elsewhere in the Contract grow annually at a specified inflation rate, the remaining Rider LTC Benefit Limit will grow annually at the same rate.
Reduction of Rider LTC Benefit Payments Due to Debt A benefit paid under this BTR will be first used to repay a portion of any outstanding Rider Debt under this BTR.
The portion to be repaid will equal the sum of (1) divided by (2), then multiplied by (3), where:
(1)
is the amount of Rider Debt;
(2)
is the Rider Death Benefit immediately prior to the Rider LTC Benefit payment; and
(3)
is the amount of the Rider LTC Benefit payment prior to the reduction to repay Rider Debt.

Rider LTC Benefit After Lapse
If the Policy Lapses and benefits under the Contract's Long-Term Care provisions become payable under any other Contract "Benefits After Lapse" provision, we will continue to reimburse costs incurred for such services under this BTR, subject to the terms and conditions of this BTR and the Contract, if the required confinement began while this BTR and the Contract were In Force and continues without interruption after the Contract and this BTR terminate.
The amount of Rider LTC Benefit After Lapse, if any, will be an amount equal to (1) minus (2), where:
(1)
is the Rider LTC Benefit Limit, if any, on the date of Lapse; and
(2)
is the Rider Death Benefit, if any, on the date of Lapse.
The Rider LTC Benefit After Lapse amount is not subject to inflation increases.
Benefits under this provision, if any, will continue to be paid subject to the terms and conditions of this BTR and the Contract until the earliest of:
a.
the date the Insured is discharged from the Nursing Home or Assisted Living Facility, as applicable;
b.
the date the Rider LTC Benefit After Lapse amount, if any, has been reduced to zero; or
c.
the date the Insured dies.
The following conditions must be met for benefits under this provision to become effective:
a.
benefits under any other Contract "Benefits After Lapse" provision(s) must no longer be in effect; and
b.
the Insured’s confinement to a Nursing Home or Assisted Living Facility must continue without interruption after the date of Lapse.
Rider LTC Nonforfeiture Benefit Subject to the terms and conditions of this BTR, Contract, and the limitations and conditions outlined below, this provision will cover eligible claims for Covered Services up to the Rider LTC Nonforfeiture Benefit Limit described below which begin at any time after this BTR has terminated for any reason, including surrender of this BTR or full surrender of this Policy.
The Rider LTC Nonforfeiture Benefit, if any, under this provision will continue until the earlier of:
a.
the death of the Insured; or
b.
the date the Rider LTC Nonforfeiture Benefit Limit, if any, has been reduced to zero.
The Rider LTC Nonforfeiture Benefit Limit will be an amount equal to (1) minus (2), then minus (3), where:
(1)
is the Rider LTC Benefit Limit, if any, as of the date this BTR terminates;
(2)
is the Rider Death Benefit, if any, on the date this BTR terminates; and
(3)
is the sum of any benefits paid under the "Rider LTC Benefit After Lapse” provision.
The Rider Maximum Monthly LTC Nonforfeiture Benefit, if any, will be an amount equal to the Contract's Maximum Monthly Benefit, if any, as of the date this BTR terminates, and will not change.
The Rider LTC Nonforfeiture Benefit Limit and the Rider Maximum Monthly LTC Nonforfeiture Benefit are not subject to inflation increases.
The following conditions must be met in the order listed below for benefits under this provision to become effective:
a.
benefits under the Contract's "Benefits After Lapse" provision(s), if applicable, must no longer be in effect; then
b.
benefits under the "Rider LTC Benefit After Lapse" provision, if applicable, must no longer be in effect; then
c.
payments under the Contract's "Nonforfeiture Benefit" provision(s) must have reduced the Contract's LTC Nonforfeiture Benefits to zero.

Effect of Rider on Policy Provisions
The Rider Death Benefit, Rider LTC Benefit and Rider LTC Benefit payments under this BTR, if any, and Rider Surrender Value under this BTR, if any, are not included in the calculation of any benefits, values, premiums, charges, Monthly Deduction, grace period, no-lapse values, or loans under this Contract, other than as described below.
Death Benefit If the Insured under this Contract dies while the Contract and this BTR are In Force, we will pay a Rider Death Benefit which will be added to any Death Benefit Proceeds payable from the Contract. Payment for this Rider Death Benefit follows all Contract provisions, including the requirements for and timing of the payment of Death Benefit Proceeds from the Contract.
Availability of Death Benefit Proceeds If the Insured under this Contract dies while receiving benefits under this Contract or BTR, we reserve the right to withhold payment of any Death Benefit Proceeds that would otherwise be payable until we have verified that we have received all remaining claims under this BTR and Contract. Any Death Benefit Proceeds paid will include interest as provided under the Contract.
Long-Term Care Benefits This BTR augments the Long-Term Care Benefit Feature(s) of Your Policy and includes the terms below to align with the applicable Long-Term Care benefits of the Contract. Any elections made for Long-Term Care benefits continue to apply and may not be changed except as allowed by the Contract.
●
Maximum Monthly Benefit is the maximum amount of Long-Term Care benefits available each month, as defined by the Contract.
●
Total LTC Benefit Pool is the total amount of available Long-Term Care benefits remaining in the Contract, excluding the benefits provided by this BTR.
●
Acceleration LTC Benefit Pool is the amount of remaining Long-Term Care benefits which reduce the Contract Death Benefit when paid. These benefits may reduce the Contract Death Benefit by a reduction in the Policy Specified Amount, Policy Accumulation Value, and/or by creating a lien against the Death Benefit.
●
Extension LTC Benefit Pool is the amount of the Total LTC Benefit Pool in excess of the Acceleration LTC Benefit Pool.
When the Contract's Acceleration LTC Benefit Pool has been reduced to zero and this BTR has remaining Rider Death Benefit, benefits will be provided from this BTR rather than the Contract's Extension LTC Benefit Pool. Benefit payments and amounts will continue as determined by the Contract. When paid, benefit payments will reduce the Rider LTC Benefit Pool and Rider Death Benefit dollar for dollar, and the Rider Cash Surrender Value will change proportionally to the change in Rider Death Benefit.
When this Rider Death Benefit is reduced to zero, benefits will again be provided by the Contract rather than this BTR.
When the Policy's Extension LTC Benefit Pool has been reduced to zero, benefits will be provided from this BTR rather than the Contract's LTC benefits being exhausted. Benefit payments and amounts will continue as determined by the Contract. When paid, benefit payments will reduce the Rider LTC Benefit Pool dollar for dollar.
When the Rider LTC Benefit Pool is reduced to zero, all Long-Term Care benefits will be exhausted, and your claim will be closed as described in the Contract.
Suicide If at any time this Rider was attached to this Policy, and the Insured commits suicide, whether sane or insane, within 2 years from the Policy's Date of Issue, or any shorter period as may be required by applicable law in the state where the policy is delivered or issued for delivery, the Death Benefit Proceeds payable will be the amount described elsewhere in your Policy, plus the amount of Rider Death Benefit, if any, less any Rider Debt, less the amount of any payments made for benefits under this Rider.

Effect of Policy on Rider Provisions
The Rider Death Benefit and Rider Surrender Value, if any, are not impacted by increases or decreases to this Policy's Specified Amount, or partial surrenders (withdrawals) under this Policy. This BTR's Rider LTC Benefit, if any, is not changed by any benefits paid under the Long-Term Care Benefit Feature(s) of Your Policy, nor increases or decreases to this Policy's Specified Amount.

General Rider Information
Date of Coverage The effective date of coverage for each purchase of Rider Benefit under this BTR will be the Purchase Date, provided the Insured under this Contract is living on such day.
Termination of Rider This BTR and all rights provided under it terminate upon the earliest of the following:
a.
the date we receive your Request to return this Contract; all Long-Term Care Benefit Feature(s); or this BTR under the “30 Day Right to Examine” provision;
b.
the date we receive your Request to terminate this BTR or all Long-Term Care Benefit Feature(s), including your Request to surrender this BTR;
c.
the Valuation Day on or next following the date we receive your Request to terminate this Contract;
d.
the date this Policy Lapses; or
e.
the date the Insured under this Contract dies, which will cause the Death Benefit Proceeds to become payable under the Policy and this BTR.
Misstatement of Age or Sex If the date of birth or the sex of the Insured is misstated, Rider benefits will be those that the Purchase Payments paid would have purchased at the correct Issue Age and sex.
Incontestability The Rider Death Benefit and Rider LTC Benefit, if any, are incontestable.
Reinstatement of Rider If the Contract to which this Rider is attached and any Long-Term Care Benefits Feature(s) are reinstated, this BTR will likewise be reinstated if this BTR was In Force on the date of Lapse and either of the following apply:
a.
no Rider Benefit had been purchased under this BTR prior to the date of Lapse; or
b.
the total amount of Rider Benefit purchased under this BTR was reduced to zero prior to the date of Lapse as a result of payments of Rider LTC Benefit under this BTR.

This Rider will not be reinstated if either or both of the following occurred at the time of Lapse or termination:
a.
You received payment of Rider Surrender Value; or
b.
benefits were established under this BTR's "Rider LTC Nonforfeiture Benefit" provision.
Conformity with Interstate Insurance Product Regulation Commission Standards This Rider was approved under the authority of the Interstate Insurance Product Regulation Commission (“the Commission”) and issued under the Commission Standards. On this provision's effective date, any provision of this Rider that is in conflict with the applicable Commission Standards for this product type, which were in effect on the date of Commission approval of this Rider, is hereby amended to conform to the applicable Commission Standards which were in effect on the date of Commission approval.

The Lincoln National Life Insurance Company
[President]